                Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
March 16, 2026	NYSE: NGS

Natural Gas Services Group, Inc.
Reports Fourth Quarter and Full Year 2025 Financial and Operating Results;
Provides 2026 Guidance

SOUTHLAKE, Texas March 16, 2026 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the year and three months ended December 31, 2025.

Fourth Quarter 2025 and Full Year 2025 Highlights
•Rental revenue of $44.3 million for the fourth quarter of 2025 represents a 16.0% year-over-year increase and a 6.8% sequential increase compared to the third quarter of 2025. Rental revenue for the full year 2025 of $164.3 million represents a 13.9% increase compared to 2024.
•Net income of $4.1 million, or $0.32 per diluted share, for the fourth quarter of 2025 compared to $2.9 million or $0.23 per diluted share for the fourth quarter of 2024. Net income for the full year 2025 of $19.9 million, or $1.57 per diluted share, compared to $17.2 million, or $1.37 per diluted share, in 2024.
•Adjusted EBITDA of $21.2 million for the fourth quarter of 2025, represents a 17.6% year-over-year increase and a 1.6% increase sequentially. Adjusted EBITDA for the full year 2025 of $81.0 million represents a 16.5% increase compared to 2024.

Management Commentary and Outlook
"NGS delivered another strong quarter and capped off a record year in 2025," said Justin Jacobs, Chief Executive Officer. "We achieved record rented horsepower and utilization while continuing to expand our fleet and improve pricing across our compression portfolio. These results reflect the strength of our technology, disciplined execution in the field, and sustained demand for large horsepower compression."

"During the fourth quarter, rented horsepower increased by 37,000 horsepower to 563,000, representing a 14.4% increase year-over-year, while fleet utilization reached 84.9%, another historical record for NGS. Fourth quarter rental revenue increased to $44.3 million, up 16.0% year-over-year and another high-water mark for the Company. For the quarter, we generated Adjusted EBITDA of $21.2 million, bringing full year 2025 Adjusted EBITDA to $81.0 million, both record levels for the Company and at the high end of our guidance."

"2025 also marked an important milestone in our capital allocation strategy as we initiated our inaugural dividend during the third quarter and increased it by 10.0% with our fourth quarter issuance. In total the Company returned $2.6 million to shareholders in the second half of 2025 underscoring confidence in cash generation and a disciplined capital allocation strategy."

"Looking ahead, the strong year-over-year performance the Company delivered in 2025 reflects the structural growth taking place in our business driven by fleet expansion, improved utilization, and strong customer demand. We expect this trend to continue in 2026. Our growth investments remain focused on large horsepower and electric motor drive assets which will expand our Adjusted Rental Gross Margin in 2026."

"NGS remains committed to a balanced capital allocation framework, prioritizing organic fleet growth while returning capital to shareholders and continuing to evaluate accretive M&A opportunities. With low leverage, our balance sheet provides significant flexibility to continue investment while delivering sustainable value to our shareholders."

                Exhibit 99.1

Corporate Guidance — 2026 Outlook
Based on the continued strength of our business, contracted large horsepower deployments, and confidence in our strategic growth initiatives, the Company is introducing the following guidance for the full year 2026:

Outlook
FY 2026 Adjusted EBITDA	$90.5 million - $95.5 million
FY 2026 Growth Capital Expenditures	$55.0 million - $70.0 million
FY 2026 Maintenance Capital Expenditures	$15.0 million - $18.0 million
The company expects 2026 Adjusted EBITDA of $90.5 million to $95.5 million, with the meaningful increase compared to 2025 driven primarily by the full-year contribution from large horsepower units deployed during the second half of 2025, new large horsepower unit deployments in 2026, and operationally driven Adjusted Rental Gross Margin expansion. These expectations build upon the Company's record operational performance and increasing utilized horsepower levels achieved in 2025.
Growth capital expenditures for 2026 are expected to range from $55 million to $70 million, reflecting continued investment in large horsepower compression units supported by multi-year customer contracts. The Company has increased the low end of the range from $50 million, following 2025 growth capital expenditures at the high end of the guidance range reflecting the strong demand environment for compression services. Maintenance capital expenditures for 2026 are expected to range from $15 million to $18 million.
Consistent with prior periods, the Company remains committed to disciplined capital allocation and investing in assets that generate attractive long-term returns for shareholders. Over the past several years, the Company has demonstrated a consistent track record of deploying capital efficiently while expanding the fleet, increasing utilized horsepower, and strengthening the Company's financial position, and expects to maintain that disciplined approach going forward.
2025 Fourth Quarter Financial Results
Revenue: Total revenue for the three months ended December 31, 2025, increased 13.5% to $46.1 million from $40.7 million for the three months ended December 31, 2024. This increase was solely attributable to higher rental revenues for the comparable periods. Rental revenue increased 16.0% to $44.3 million from $41.5 million in the third quarter of 2025 driven by contracted fleet expansion and continued pricing strength across the company's fleet. As of December 31, 2025, we had 562,676 rented horsepower (1,245 utilized units) compared to 491,756 horsepower (1,208 utilized units) as of December 31, 2024, reflecting a 14.4% increase in total utilized horsepower.
Gross Margins and Adjusted Gross Margins: Total gross margins, including depreciation expense increased to $16.5 million for the three months ended December 31, 2025, compared to $14.6 million for the same period in 2024. Total adjusted gross margin, exclusive of depreciation expense, increased to $26.2 million for the three months ended December 31, 2025, compared to $23.0 million for the same period in 2024. For a reconciliation of Gross Margin, see Non-GAAP Financial Measures – Adjusted Gross Margin, below.
Operating Income: Operating income for the three months ended December 31, 2025, was $7.1 million compared to operating income of $6.0 million for the comparable 2024 period.
Net Income: Net income for the three months ended December 31, 2025, was $4.1 million, or $0.32 per diluted share, compared to net income of $2.9 million, or $0.23 per diluted share, for the comparable 2024 period. The year-over-year and sequential increases in net income were driven by the increases in rental revenue and the associated gross margin impact, partially offset by higher selling, general and administrative expenses and rental equipment depreciation.
Cash Flows: For the three months ended December 31, 2025, cash flows provided by operating activities were $13.9 million, while cash flows used in investing activities was $34.5 million. This compares to cash flows from operating activities of $9.4 million and cash flows used in investing activities of $14.8 million for the comparable three-month period in 2024.
Adjusted EBITDA: Adjusted EBITDA increased 17.6% to $21.2 million for the three months ended December 31, 2025, from $18.0 million for the same period in 2024. The increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, Adjusted EBITDA increased 1.6% when compared to $20.8 million for the three months ended September 30, 2025.
Debt: Outstanding debt on our revolving credit facility as of December 31, 2025, was $230.0 million. Our leverage ratio as of December 31, 2025, was 2.72x and our fixed charge coverage ratio was 3.45x. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

                Exhibit 99.1

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
	(in thousands)
Rental	$38,226	$38,910	$39,580	$41,502	$44,334
Sales	997	1,927	750	471	844
Aftermarket services	1,435	546	1,052	1,428	971
Total	$40,658	$41,383	$41,382	$43,401	$46,149

	Gross Margin
	Three months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
	(in thousands)
Rental	$14,865	$15,634	$15,294	$16,508	$16,346
Sales	(531)	(181)	(254)	(75)	(134)
Aftermarket services	296	264	310	244	283
Total	$14,630	$15,717	$15,350	$16,677	$16,495

	Adjusted Gross Margin (1)
	Three months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
	(in thousands)
Rental	$23,107	$24,070	$24,052	$25,532	$25,940
Sales	(449)	(89)	(161)	23	(14)
Aftermarket services	321	275	332	273	304
Total	$22,979	$24,256	$24,223	$25,828	$26,230

	Adjusted Gross Margin %
	Three months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Rental	60.4%	61.9%	60.8%	61.5%	58.5%
Sales	(45.0)%	(4.6)%	(21.5)%	4.9%	(1.7)%
Aftermarket services	22.4%	50.4%	31.6%	19.1%	31.3%
Total	56.5%	58.6%	58.5%	59.5%	56.8%

	Operating Statistics (at end of period):
	Three months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Horsepower Utilized	491,756	492,679	498,651	526,015	562,676
Total Horsepower	598,840	603,391	596,322	625,686	662,542
Horsepower Utilization	82.1%	81.7%	83.6%	84.1%	84.9%

Units Utilized	1,208	1,202	1,198	1,235	1,245
Total Units	1,912	1,916	1,833	1,891	1,914
Unit Utilization	63.2%	62.7%	65.4%	65.3%	65.0%
(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

                Exhibit 99.1

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted Gross Margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted Gross Margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflects the systematic allocation of historical property and equipment costs over their estimated useful lives.

Adjusted Gross Margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted Gross Margin in the same manner.

The following table calculates our gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted Gross Margin:

	Three months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
	(in thousands)
Total revenue	$40,658	$41,383	$41,382	$43,401	$46,149
Costs of revenue, exclusive of depreciation	(17,679)	(17,127)	(17,159)	(17,573)	(19,919)
Depreciation allocable to costs of revenue	(8,349)	(8,539)	(8,873)	(9,151)	(9,735)
Gross margin	14,630	15,717	15,350	16,677	16,495
Depreciation allocable to costs of revenue	8,349	8,539	8,873	9,151	9,735
Adjusted Gross Margin	$22,979	$24,256	$24,223	$25,828	$26,230

	Year Ended December 31,
	2024	2025
	(in thousands)
Total revenue	$156,742	$172,315
Costs of revenue, exclusive of depreciation	(68,756)	(71,778)
Depreciation allocable to costs of revenue	(30,813)	(36,298)
Gross margin	$57,173	$64,239
Depreciation allocable to costs of revenue	30,813	36,298
Adjusted Gross Margin	$87,986	$100,537

                Exhibit 99.1

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, as well as an increase in inventory allowance, impairments, retirement of rental equipment, nonrecurring restructuring charges including severance and non-cash equity-classified stock-based compensation expenses. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (i) it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (ii) it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; and (iii) it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows: (i) Adjusted EBITDA does not reflect all our cash expenditures, future requirements for capital expenditures, or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt and finance leases; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any capital expenditures for such replacements.
The following tables reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
	(in thousands)
Net income	$2,865	$4,854	$5,188	$5,784	$4,102
Interest expense	3,015	3,170	3,243	3,414	3,738
Interest income	—	—	—	—	(2,444)
Income tax expense	283	1,482	1,597	1,779	1,745
Depreciation and amortization	8,469	8,636	8,969	9,249	9,802
Impairments	705	—	—	—	2,600
Inventory allowance	1,863	61	—	—	1,053
Retirement of rental equipment	23	728	—	—	—
Severance and restructuring charges	—	—	89	—	—
Stock-based compensation	783	359	579	612	576
Adjusted EBITDA	$18,006	$19,290	$19,665	$20,838	$21,172

	Year Ended December 31,
	2024	2025
	(in thousands)
Net income	$17,227	$19,928
Interest expense	11,927	13,565
Interest income	—	(2,444)
Income tax expense	4,439	6,603
Depreciation and amortization	31,347	36,656
Impairments	841	2,600
Inventory allowance	1,863	1,114
Retirement of rental equipment	28	728
Severance and restructuring charges	33	89
Stock-based compensation	1,821	2,126
Adjusted EBITDA	$69,526	$80,965

                Exhibit 99.1

Conference Call Details: The Company will host a conference call to review its third-quarter results on Tuesday, March 17, 2026 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): Natural Gas Services Group is a leading provider of natural gas and electric compression equipment, technology and services to the energy industry. The Company rents, designs, sells and maintains natural gas and electric compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

                Exhibit 99.1

Forward-Looking Statements
Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “could,” “may,” “will,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.
These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.
While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:
•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods and retaliatory tariffs implemented by other countries on U.S. goods, and the potential effects on our financial condition, results of operations and cash flows;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•our ability to make dividends, distributions and share repurchases;
•changes in regulation or prohibition of new or current well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•cybersecurity threats, including increased use of artificial intelligence and other emerging technologies;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism, the conflicts in Ukraine, Venezuela and in the Middle East, and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:
Glenn Wiener, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)
	December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$—	$2,142
Trade accounts receivable, net of provision for credit losses	18,497	15,626
Inventory, net of allowance for obsolescence	20,647	18,051
Income taxes receivable and prepayments	14,056	11,282
Prepaid expenses and other	1,696	1,075
Assets held for sale	2,227	—
Total current assets	57,123	48,176
Long-term inventory, net of allowance for obsolescence	—	—
Rental equipment, net of accumulated depreciation	498,525	415,021
Property and equipment, net of accumulated depreciation	20,519	22,989
Other assets	10,619	6,342
Total assets	$586,786	$492,528
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,048	$9,670
Accrued liabilities	10,462	7,688
Total current liabilities	24,510	17,358
Long-term debt	230,000	170,000
Deferred income taxes	52,530	45,873
Other long-term liabilities	5,030	4,240
Total liabilities	312,070	237,471
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,883 and 13,762 shares issued, respectively	138	138
Additional paid-in capital	120,811	118,415
Retained earnings	168,771	151,508
Treasury shares, at cost, 1,310 shares for each of the periods presented, respectively	(15,004)	(15,004)
Total stockholders’ equity	274,716	255,057
Total liabilities and stockholders’ equity	$586,786	$492,528

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)
	Three months ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
Rental	$44,334	$38,226	$164,326	$144,236
Sales	844	997	3,992	7,613
Aftermarket services	971	1,435	3,997	4,893
Total revenue	46,149	40,658	172,315	156,742
Cost of revenues (excluding depreciation and amortization):
Rental	18,394	15,119	64,732	56,903
Sales	858	1,446	4,233	7,903
Aftermarket services	667	1,114	2,813	3,950
Total cost of revenues (excluding depreciation and amortization)	19,919	17,679	71,778	68,756
Selling, general and administrative expenses	5,709	5,831	22,411	21,012
Depreciation and amortization	9,802	8,469	36,656	31,347
Impairments	2,600	705	2,600	841
Inventory allowance	1,053	1,863	1,114	1,863
Retirement of rental equipment	—	23	728	28
(Gain) loss on disposition of assets, net	(46)	45	(270)	(430)
Total operating costs and expenses	39,037	34,615	135,017	123,417
Operating income	7,112	6,043	37,298	33,325
Other income (expense):
Interest expense	(3,738)	(3,015)	(13,565)	(11,927)
Interest income	2,444	—	2,444	—
Other income (expense), net	29	120	354	268
Total other expense, net	(1,265)	(2,895)	(10,767)	(11,659)
Income before income taxes	5,847	3,148	26,531	21,666
Provision for income taxes	(1,745)	(283)	(6,603)	(4,439)
Net income	$4,102	$2,865	$19,928	$17,227
Earnings per share:
Basic	$0.33	$0.23	$1.59	$1.39
Diluted	$0.32	$0.23	$1.57	$1.37
Weighted average shares outstanding:
Basic	12,564	12,438	12,538	12,412
Diluted	12,732	12,586	12,695	12,554

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,102	2,865	$19,928	$17,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,802	8,469	36,656	31,347
Impairments	2,600	705	2,600	841
Inventory allowance	1,053	1,863	1,114	1,863
Retirement of rental equipment	—	23	728	28
Gain on the disposition of assets, net	(46)	45	(270)	(430)
Amortization of debt issuance costs	330	216	1,168	746
Deferred income taxes	1,857	182	6,657	4,237
Stock-based compensation	576	783	2,126	1,821
Provision for credit losses	(86)	—	155	433
(Gain) loss on company owned life insurance	(6)	(4)	(63)	(156)
Changes in operating assets and liabilities:
Trade accounts receivables	(4,801)	9,183	(3,026)	23,127
Inventory	(192)	1,355	(3,710)	2,477
Prepaid expenses, income taxes receivable and prepayments	(2,098)	1,177	(3,395)	152
Accounts payable and accrued liabilities	1,667	(18,580)	5,554	(17,727)
Other	(893)	1,144	(3,295)	477
NET CASH PROVIDED BY OPERATING ACTIVITIES	13,865	9,426	62,927	66,463
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(34,561)	(14,544)	(121,487)	(71,894)
Purchase of company owned life insurance, net	—	(9)	—	(22)
Proceeds received from insurance for damages to equipment	—	—	96	—
Proceeds from disposition of assets, net	85	(28)	94	476
Proceeds from surrender of company owned life insurance	—	(178)	—	—
NET CASH USED IN INVESTING ACTIVITIES	(34,476)	(14,759)	(121,297)	(71,440)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	23,000	20,000	71,122	28,000
Repayments of credit facility borrowings	(1,000)	(13,000)	(11,122)	(22,000)
Payments of other long term liabilities	—	(158)	—	(780)
Payments of debt issuance costs	(19)	—	(1,297)	(962)
Proceeds from exercise of stock options	13	223	168	293
Payment of dividends	(1,383)	—	(2,637)	—
Taxes paid related to net share settlement of equity awards	—	—	(6)	(178)
NET CASH PROVIDED BY FINANCING ACTIVITIES	20,611	7,065	56,228	4,373
NET CHANGE IN CASH AND CASH EQUIVALENTS	—	1,732	(2,142)	(604)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	410	2,142	2,746
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$2,142	$—	$2,142
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,071	$10,722	$14,793	$18,394
Income taxes paid, net of refunds received	$55	$204	$259	$—
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Transfer of rental equipment to inventory	$—	$—	$—	$51
Transfer of right of use assets to property and equipment	$—	$—	$—	$2,641
Transfer of property and equipment to assets held for sale	$—	$—	$2,227	$—
Accrued purchases of property and equipment	$(4,965)	$6,940	$1,975	$2,687
Right of use assets acquired through a finance lease	$—	$—	$—	$2,174
Right of use assets acquired through an operating lease	$936	$1053	$1,989	$563